November 18, 1993



   Mr. Dennis Meyer
   9426 Olympia Drive
   Eden Prairie, MN  55347

   Dear Dennis:

   I am very pleased that you have determined to join us as Vice President Marketing and Planning soon after January 1st. Let me summarize in this letter those points that you and I touched on relative to the package that we will make available to you. Your salary will be at a level of $160,000 annually. In addition, you will be eligible for the management incentive award plan which pays a bonus based on accomplishment of a specific annual objective. You will be included in the plan for 1994 on a prorated basis depending upon when you actually begin work. There are other areas in this regard which will be available to you and which were pointed out in Jim Milslagle's letter to you of May 11th. Everything in there will remain pretty much as it was with the exception of any periods noted by date would be moved forward a year as far as your participating periods are concerned.

   However, you and I did talk about the fact that upon arrival you would be eligible to receive a $10,000 signing bonus. Also, to replace the profit sharing money which you will be stepping back away from, you will be eligible to receive at the end of your first year an additional $10,000 payment and at the end of your second year another $10,000. Both of these are payable only in the event that you continue to be employed at Banta.
   I also indicated to you that I will be retiring in April of 1995, and I will agree that we will be willing to indicate to you that you would be eligible to receive up to one year's salary in the event that the new CEO replacing me would seek your termination during the first twelve months after my retirement. All of the other points made in Jim's letter of May 11th continue to be applicable.

   In regards to moving expenses, I would hope that many of those expenses could be billed directly to the company and not to you. Therefore, by not having to reimburse you it would not be necessary to gross up your income. As a rule, we do not operate in that manner. By doing it in this fashion we can cover most of the moving expenses directly. We will be flexible on that as I would not want you to become financially damaged as a result of the move.

   Best regards.

   Sincerely,


   Calvin W. Aurand, Jr.
   Chairman